Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-233743, 333-253517, 333-263177, 333-264158, and 333-270014) on Form S-8 of our report dated February 21, 2024, with respect to the consolidated financial statements of Cloudflare, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Santa Clara, California
February 21, 2024